FOR IMMEDIATE RELEASE                             EXHIBIT 99.1

IES Holdings Reports Fiscal 2022 Second Quarter Results

HOUSTON — April 29, 2022 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) today announced financial results for the quarter ended March 31, 2022.

Second Quarter 2022 Highlights
•Revenue of $502 million for the second quarter of fiscal 2022, an increase of 51% compared with $332 million for the same quarter of fiscal 2021
•Operating loss of $4.9 million for the second quarter of fiscal 2022 compared with operating income of $17.1 million for the same quarter of fiscal 2021
•Net loss attributable to IES of $5.4 million, or $0.30 per diluted share, for the second quarter of fiscal 2022, compared with net income attributable to IES of $12.8 million, or $0.58 per diluted share, for the same quarter of fiscal 2021
•Adjusted net loss attributable to IES (a non-GAAP financial measure, as defined below) of $6.6 million, or $0.36 per diluted share, for the second quarter of fiscal 2022, compared with adjusted net income attributable to IES of $15.5 million, or $0.71 per diluted share, for the same quarter of fiscal 2021
•Remaining performance obligations, a GAAP measure of future revenue to be recognized from current contracts with customers, of approximately $835 million as of March 31, 2022
•Backlog (a non-GAAP financial measure, as defined below) of approximately $1,082 million as of March 31, 2022

Overview of Results
“We are disappointed with our financial results for the second quarter of fiscal 2022 as our operating performance was negatively impacted by poor execution on certain projects, materials delays and shortages, workforce disruptions related to COVID-19, and labor inefficiencies,” said Jeff Gendell Chairman and Chief Executive Officer. “While we continued to experience strong demand for our services, highlighted by a 51% increase in consolidated revenue over the prior year, the unique operating challenges we faced during the quarter had a significant impact on our results of operations.

“Our operating loss for the quarter of $4.9 million primarily reflects a combination of losses incurred on certain projects and inefficiencies as we expanded capacity and added new capabilities. In particular, two projects executed by a single branch in our Commercial & Industrial segment resulted in a combined loss of $12.1 million in the quarter as execution issues led to significant project rework and delays in receiving materials resulted in operating inefficiencies. Our Communications segment faced execution challenges as it expanded into a new, adjacent service area, recording a combined loss of $9.3 million during the quarter on a series of these projects. Most of these related contracts were substantially complete as of March 31, 2022, and the loss recorded in the quarter includes our current best estimate with respect to any additional costs we expect to incur to complete the remaining work on these projects. Given this poor execution, we have suspended bidding on future projects in this new service area.”

Our Communications segment’s revenue was $130.6 million in the second quarter of fiscal 2022, an increase of 38% compared with the second quarter of fiscal 2021, primarily driven by increased demand from data center customers. However, the segment's operating income decreased 98% to $0.2 million, compared with the second quarter of fiscal 2021, primarily as a result of the loss incurred in connection with expansion into the new service area discussed above. In addition, operating margins for the quarter were negatively impacted by a shift in our mix of customers.

Our Residential segment’s revenue was $260.4 million in the second quarter of fiscal 2022, an increase of 73% compared with the second quarter of fiscal 2021, reflecting the contribution of an acquisition completed subsequent to the second quarter of fiscal 2021, the impact of price increases in connection with higher materials costs, and strong demand in the housing market. The Residential segment’s operating income was $11.9 million for the second quarter of fiscal 2022, an increase of 41% compared with the second quarter of fiscal 2021. Although we benefited from the increase in volumes, operating margins were negatively impacted by rising materials costs, as well as the impact of amortization of intangibles at businesses acquired in fiscal 2021.

Our Infrastructure Solutions segment’s revenue was $41.7 million in the second quarter of fiscal 2022, an increase of 20% compared with the second quarter of fiscal 2021, as demand in our generator enclosure business remains strong. However, the segment’s operating income decreased 79% to $0.7 million compared with the second quarter of fiscal 2021 as a result of execution difficulties on certain projects due to supply chain disruptions, labor inefficiencies, and operating inefficiencies resulting from the relocation of our Tulsa, Oklahoma operation to a new, larger facility that will expand capacity while allowing for improved workflow and process efficiency. The transition to and setup of the new facility is expected to be completed during the quarter ending June 30, 2022.

Our Commercial & Industrial segment’s revenue was $68.8 million in the second quarter of fiscal 2022, an increase of 32% compared with the second quarter of fiscal 2021, as we benefited from the start-up of projects that were delayed in fiscal 2021. However, the segment reported an operating loss of $13.6 million for the second quarter of fiscal 2022, compared with a loss of $1.2 million for the second quarter of fiscal 2021, primarily reflecting the combined $12.1 million loss on the two projects discussed above. In addition, the segment recorded $1.4 million of reserves in connection with certain legal matters during the quarter.

“We believe that the performance shortfalls in our Residential, Communications and Infrastructure Solutions segments during the fiscal second quarter largely reflect challenges related to the operating environment we faced in the quarter,” continued Mr. Gendell. “We are optimistic about the long-term outlook for each of these segments and the ability of our teams to adapt to challenging operating conditions. However, the performance of our Commercial & Industrial segment is extremely disappointing and requires more significant action. The segment’s two major contract losses in the quarter came from a single branch, while the other Commercial & Industrial branches are operating at breakeven or at a profit. We have moved day-to-day oversight of that branch’s existing contracts to the project management teams at other branches and have restricted bidding on new projects by the branch. In addition, we have undertaken a strategic and structural review of the Commercial & Industrial segment, including an evaluation of its optimal structure going forward, with a goal of mitigating risk and maximizing financial and operational performance of the Company.”

“During the quarter ended March 31, 2022, we generated $21.6 million of operating cash flow and invested $9.3 million in property and equipment, primarily to facilitate future growth,” said Tracy McLauchlin, Chief Financial Officer. “We ended the quarter with debt net of cash of $50.2 million, compared to $60.0 million at December 31, 2021. On April 28, 2022, we completed an amendment to our credit agreement with Wells Fargo, increasing our maximum revolver from $125 million to $150 million. We believe this amendment will provide additional flexibility to manage through current supply chain challenges, while positioning us well to support the growth of our businesses and take advantage of continued strong demand in the key markets we serve.”

Stock Buyback Plan
In 2015, the Company’s Board of Directors authorized and announced a stock repurchase program for purchasing up to 1.5 million shares of our common stock from time to time, and on May 2, 2019, authorized the repurchase of up to an additional 1.0 million shares. During the quarter ended March 31, 2022, the Company repurchased 2,587 shares at an average price of $49.00 per share. The Company had 810,618 shares remaining under its stock repurchase authorization at March 31, 2022.

Non-GAAP Financial Measures and Other Adjustments
This press release includes adjusted net income attributable to IES, adjusted diluted earnings per share attributable to common stockholders, and backlog, and, in the non-GAAP reconciliation tables included herein, adjusted net income attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, each of which is a financial measure not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that these measures provide useful information to our investors by, in the case of adjusted net income attributable to common stockholders, adjusted earnings per share attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, distinguishing certain nonrecurring events such as litigation settlements or significant expenses associated with leadership changes, or noncash events, such as impairment charges or our valuation allowances release and write-down of our deferred tax assets, or, in the case of backlog, providing a common measurement used in IES's industry, as described further below, and that these measures, when reconciled to the most directly comparable GAAP measures, help our investors to better identify underlying trends in the operations of our business and facilitate easier comparisons of our financial performance with prior and future periods and to our peers. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial tables included in this press release.

Remaining performance obligations represent the unrecognized revenue value of our contract commitments. While backlog is not a defined term under GAAP, it is a common measurement used in IES’s industry and IES believes this non-GAAP measure enables it to more effectively forecast its future results and better identify future operating trends that may not otherwise be apparent. IES’s remaining performance obligations are a component of IES’s backlog calculation, which also includes signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins. IES’s methodology for determining backlog may not be comparable to the methodologies used by other companies.

For further details on the Company’s financial results, please refer to the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2022, to be filed with the Securities and Exchange Commission (“SEC”) by April 29, 2022, and any amendments thereto.

About IES Holdings, Inc.
IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 6,500 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Tracy McLauchlin
Chief Financial Officer
IES Holdings, Inc.
(713) 860-1500

Investor Relations Contact:
Robert Winters or Stephen Poe
Alpha IR Group
312-445-2870
IESC@alpha-ir.com

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the impact of the COVID-19 outbreak or future pandemics on our business, including the potential for job site closures or work stoppages, supply chain disruptions, delays in awarding new projects, construction delays, reduced demand for our services, delays in our ability to collect from our customers, the impact of third party vaccine mandates on employee recruiting and retention, or illness of management or other employees; the ability of our controlling shareholder to take action not aligned with other shareholders; the possibility that certain tax benefits of our net operating losses may be restricted or reduced in a change in ownership or a change in the federal tax rate; the potential recognition of valuation allowances or write-downs on deferred tax assets; the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy, or the subsequent underperformance of those acquisitions; competition in the industries in which we operate, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; fluctuations in operating activity due to downturns in levels of construction or the housing market, seasonality and differing regional economic conditions; the possibility of inaccurate estimates used when entering into fixed-price contracts and our ability to successfully manage projects, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2021 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including information concerning its controlling shareholder, net operating losses, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company's website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Revenues	$501.6	$332.0	$982.1	$646.8
Cost of services	443.1	267.1	843.9	523.2
Gross profit	58.5	64.9	138.2	123.6
Selling, general and administrative expenses	63.4	47.7	122.8	90.4
Contingent consideration	0.1	0.1	0.1	0.1
Gain on sale of assets	(0.1)	—	(0.1)	—
Operating income (loss)	(4.9)	17.1	15.3	33.0
Interest expense	0.5	0.2	1.0	0.4
Other (income) expense, net	(0.1)	(0.1)	0.6	(0.2)
Income (loss) from operations before income taxes	(5.3)	17.0	13.7	32.8
Provision for (benefit from) income taxes	(1.3)	3.6	2.7	7.3
Net income (loss)	(4.1)	13.3	11.0	25.6
Net income attributable to noncontrolling interest	(1.4)	(0.5)	(2.0)	(0.6)
Net income (loss) attributable to IES Holdings, Inc.	$(5.4)	$12.8	$9.1	$24.9

Earnings (loss) per share attributable to common stockholders:
Basic	$(0.30)	$0.59	$0.39	$1.18
Diluted	$(0.30)	$0.58	$0.38	$1.16

Shares used in the computation of earnings (loss) per share:
Basic (in thousands)	20,772	20,780	20,737	20,757
Diluted (in thousands)	20,772	21,071	21,139	21,059

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE
TO IES HOLDINGS, INC. AND ADJUSTED EARNINGS (LOSS) PER SHARE
ATTRIBUTABLE TO COMMON STOCKHOLDERS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Net income (loss) attributable to IES Holdings, Inc.	$(5.4)	$12.8	$9.1	$24.9
Provision for (benefit from) income taxes	(1.3)	3.6	2.7	7.3
Adjusted net income (loss) before taxes	(6.7)	16.4	11.8	32.2
Current tax (expense) benefit (1)	0.1	(0.9)	(0.8)	(1.8)
Adjusted net income (loss) attributable to IES Holdings, Inc.	(6.6)	15.5	11.0	30.4

Adjustments for computation of earnings (loss) per share:
Increase in noncontrolling interest	(0.8)	(0.6)	(0.9)	(0.5)
Net income (loss) attributable to restricted stockholders	—	—	—	—
Adjusted net income (loss) attributable to common stockholders	$(7.4)	$14.9	$10.1	$29.9

Adjusted earnings (loss) per share attributable to common stockholders:
Basic	$(0.36)	$0.72	$0.49	$1.44
Diluted	$(0.36)	$0.71	$0.48	$1.42

Shares used in the computation of earnings (loss) per share:
Basic (in thousands)	20,772	20,780	20,737	20,757
Diluted (in thousands)	20,772	21,071	21,139	21,059

(1) (1) Represents the tax expense or benefit related to the current period earnings or loss which will be considered in the computation of tax to be paid in cash for the full year, and not offset by the utilization of net operating loss carryforwards

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	March 31,	September 30,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19.3	$23.1
Accounts receivable:
Trade, net of allowance	309.4	286.7
Retainage	50.0	41.3
Inventories	85.9	68.6
Costs and estimated earnings in excess of billings	55.5	43.4
Prepaid expenses and other current assets	16.0	21.1
Total current assets	536.1	484.2
Property and equipment, net	52.1	35.5
Goodwill	92.4	92.4
Intangible assets, net	78.7	85.6
Deferred tax assets	17.4	19.0
Operating right of use assets	43.7	42.9
Other non-current assets	10.9	7.0
Total assets	$831.2	$766.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$283.7	$249.1
Billings in excess of costs and estimated earnings	63.6	62.5
Total current liabilities	347.3	311.6
Long-term debt	69.5	39.7
Operating long-term lease liabilities	28.4	28.6
Other non-current liabilities	10.6	16.1
Total liabilities	455.7	396.1
Noncontrolling interest	24.5	24.6
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	0.2	0.2
Treasury stock, at cost	(30.6)	(29.3)
Additional paid-in capital	200.2	201.9
Retained earnings	181.3	173.1
Total stockholders’ equity	351.0	346.0
Total liabilities and stockholders’ equity	$831.2	$766.6

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Six Months Ended March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11.0	$25.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Bad debt expense	0.1	0.1
Deferred financing cost amortization	0.1	0.1
Depreciation and amortization	12.4	9.8
Gain on sale of assets	(0.1)	—
Non-cash compensation expense	1.9	1.7
Deferred income taxes	1.9	5.4
Changes in operating assets and liabilities:
Accounts receivable	(22.8)	11.9
Inventories	(17.3)	(9.8)
Costs and estimated earnings in excess of billings	(12.1)	5.7
Prepaid expenses and other current assets	(3.8)	1.1
Other non-current assets	(2.0)	(0.1)
Accounts payable and accrued expenses	26.9	(9.3)
Billings in excess of costs and estimated earnings	1.1	4.5
Other non-current liabilities	(0.2)	1.6
Net cash provided by (used in) operating activities	(2.9)	48.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(21.6)	(3.0)
Proceeds from sale of assets	0.2	0.1
Cash paid in conjunction with equity investments	(0.5)	—
Cash paid in conjunction with business combinations	—	(55.5)
Net cash used in investing activities	(21.9)	(58.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	872.6	584.5
Repayments of debt	(842.7)	(584.5)
Cash paid for finance leases	(0.6)	(0.2)
Distribution to noncontrolling interest	(3.3)	(0.3)
Purchase of treasury stock	(4.9)	(0.7)
Net cash provided by (used in) financing activities	21.0	(1.2)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(3.8)	(11.2)
CASH and CASH EQUIVALENTS, beginning of period	23.1	53.6
CASH and CASH EQUIVALENTS, end of period	$19.3	$42.3

IES HOLDINGS, INC. AND SUBSIDIARIES
OPERATING SEGMENT STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Revenues
Communications	$130.6	$94.9	$258.0	$193.2
Residential	260.4	150.3	502.2	269.8
Infrastructure Solutions	41.7	34.7	83.8	69.1
Commercial & Industrial	68.8	52.0	138.1	114.6
Total revenue	$501.6	$332.0	$982.1	$646.8

Operating income (loss)
Communications	$0.2	$9.9	$9.3	$19.1
Residential	11.9	8.5	23.5	14.7
Infrastructure Solutions	0.7	3.3	2.4	8.7
Commercial & Industrial	(13.6)	(1.2)	(12.0)	(1.9)
Corporate	(4.0)	(3.4)	(7.7)	(7.5)
Total operating income (loss)	$(4.9)	$17.1	$15.3	$33.0

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED EBITDA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Net income (loss) attributable to IES Holdings, Inc.	$(5.4)	$12.8	$9.1	$24.9
Provision for (benefit from) income taxes	(1.3)	3.6	2.7	7.3
Interest & other expense, net	0.4	0.2	1.6	0.2
Depreciation and amortization	6.2	5.8	12.4	9.8
EBITDA	$(0.1)	$22.4	$25.7	$42.3
Non-cash equity compensation expense	1.0	0.9	1.9	1.7
Adjusted EBITDA	$0.9	$23.3	$27.6	$44.0

IES HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTAL REMAINING PERFORMANCE OBLIGATIONS AND NON-GAAP RECONCILIATION OF BACKLOG DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	March 31,	December 31,	March 31,
	2022	2021	2021
Remaining performance obligations	$835	$721	$614
Agreements without an enforceable obligation (1)	247	227	$93
Backlog	$1,082	$948	$707

(1) Our backlog contains signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins.